Exhibit 99.1

AOL DELIVERS 2ND CONSECUTIVE YEAR OF REVENUE

AND 3RD YEAR OF ADJUSTED OIBDA GROWTH

AOL COMPLETES 2014 WITH TREND IMPROVEMENTS ACROSS ALL SEGMENTS

AND LOWER CORPORATE EXPENSES

AOL DELIVERS FASTEST MULTI-PLATFORM USER GROWTH RATE

AMONG THE TOP 5 INTERNET PROPERTIES FOR THE QUARTER AND YEAR

AOL GROWS VIDEO, MOBILE, PROGRAMMATIC AND NATIVE ADVERTISING

REVENUE STRONGLY IN Q4 AND 2014

AOL PLATFORMS CROSSES $1 BILLION IN REVENUE

AND SWINGS TO PROFITABILITY IN 2014

AOL’S PROGRAMMATIC REVENUE GROWS 250% IN 2014 AND SURGES

TO 39% OF NON-SEARCH ADVERTISING AND OTHER REVENUE DURING Q4

PRICING GROWS DOUBLE-DIGITS

ACROSS AOL AND THIRD PARTY PROPERTIES IN Q4 AND 2014

***

NEW YORK – February 11, 2015 - AOL Inc. (NYSE: AOL) released fourth quarter and full year 2014 results today. “AOL’s global team delivered our second consecutive year of growth in revenue and profits – while we lowered our expenses,” said Tim Armstrong, AOL Chairman and CEO. “AOL is building leading assets in the fastest growing areas of media technology and we are aggressively moving the company forward in 2015.”

Summary Results

$ in millions (except per share amounts)

	Q4 2014	Q4 2013	Change	FY 2014	FY 2013	Change
Revenues
Global advertising and other	$562.2	$522.3	8%	$1,920.7	$1,669.8	15%
AOL Properties Display	171.5	181.7	-6%	593.1	610.2	-3%
AOL Properties Search	108.2	101.7	6%	402.6	388.5	4%
Third Party Properties	259.9	223.6	16%	856.2	614.7	39%
Other	22.6	15.3	48%	68.8	56.4	22%
Subscription	148.1	156.7	-5%	606.5	650.1	-7%

Total revenues	$710.3	$679.0	5%	$2,527.2	$2,319.9	9%
Adjusted operating income before depreciation and amortization (Adjusted OIBDA) (1)	$156.7	$147.3	6%	$507.3	$480.7	6%
Operating income	$79.3	$71.8	10%	$205.5	$190.3	8%
Net income attributable to AOL Inc.	$59.6	$36.0	66%	$125.6	$92.4	36%
Diluted EPS	$0.73	$0.43	70%	$1.51	$1.13	34%
Adjusted Diluted EPS (1)	$0.92	$0.64	44%	$2.24	$2.08	8%
Cash provided by operating activities	$122.5	$90.0	36%	$409.7	$318.9	28%
Free Cash Flow (1)	$85.8	$60.4	42%	$264.0	$192.1	37%

(1)	See Page 8 for a reconciliation of Adjusted OIBDA, Adjusted Diluted EPS and Free Cash Flow to the GAAP financial measures we consider most comparable.

Q4 Consolidated AOL Revenue Trends:

•	Total revenue grew 5% year-over-year on strong growth in global advertising and other revenue.

•	Global advertising and other revenue grew 8% year-over-year reflecting:

•	16% growth in Third Party Properties revenue, driven by growth in the sale of premium formats, including video, across our programmatic platform.

•

6% decline in AOL Properties display revenue primarily due to the absence of approximately $12 million in revenue from disposed or shuttered brands in 2013, including Patch. Excluding these impacts, display revenue grew 1% in Q4 2014 driven by improved pricing partially offset by lower desktop impressions.

•	6% growth in AOL Properties search revenue, driven by an increase in revenue per search.

•	48% growth in other revenue, driven by increased revenue from platform and service fees.

•	Year-over-year comparisons reflect the inclusion of Adap.tv, acquired in September 2013, for both periods.

•

Subscription revenue declined 5% year-over-year as 6% growth in average monthly subscription revenue per AOL subscriber (ARPU) partially offset an 11% decline in subscribers. Domestic AOL subscriber monthly average churn improved sequentially to 1.3% in Q4 2014 and was flat year-over-year.

Q4 Consolidated AOL Profitability Trends:

•

Cost of revenues increased $32 million year-over-year, driven by a $44 million increase in traffic acquisition costs (TAC). TAC increases reflect growth in Third Party Properties revenue and search marketing-related efforts. Excluding TAC, cost of revenues declined year-over-year driven by expense savings resulting from reduced headcount.

•	General and administrative expenses declined $2 million year-over-year driven by lower marketing costs partially offset by increased acquisition-related expenses.

•

Adjusted OIBDA grew 6% year-over-year, driven by total revenue growth, improved profitability in the Brand Group and AOL Platforms, and reduced corporate expenses, which offset declines in the Membership Group.

•	Diluted and Adjusted Diluted EPS benefited from the favorable tax impact of research and development tax credits and improved overall profitability.

AOL Asset, Cash & Cash Flow Trends:

•	AOL had $489 million of cash and equivalents and no outstanding borrowings under its revolving credit facility at December 31, 2014.

•

Q4 cash provided by operating activities was $123 million and Free Cash Flow was $86 million, an increase of 36% and 42% year-over-year, respectively. Year-over-year comparisons were impacted by the receipt of a significant cash prepayment from a large partner in Q4 2014 related to 2015.

•	On December 1, 2014, AOL acquired Vidible Inc., a leading independent cross-screen video management and exchange platform for buyers and sellers of digital media.

•

In 2014, AOL repurchased approximately 2.5 million shares of common stock at an average price of $38.93, or approximately $99 million in aggregate, leaving $110 million available on AOL’s current authorization.

DISCUSSION OF SEGMENT RESULTS

	Q4’14	Q4’13	Change
	(In millions)
Revenues
Brand Group	$219.1	$222.0	-1%
Membership Group	194.8	209.3	-7%
AOL Platforms	330.6	275.0	20%
Intersegment eliminations	(34.2)	(27.3)	-25%

Total Revenues	$710.3	$679.0	5%

Adjusted OIBDA
Brand Group	$36.5	$35.6	3%
Membership Group	141.5	145.9	-3%
AOL Platforms	13.5	5.9	129%
Corporate & Other	(34.8)	(40.1)	13%

Total Adjusted OIBDA	$156.7	$147.3	6%

Brand Group

Brand Group revenue was essentially flat year-over-year, reflecting the absence of revenue from disposed or shuttered brands, including Patch. Excluding this impact, Brand Group total revenue grew 4% year-over-year, driven by 12% growth in search revenue on increased revenue per search, and 1% growth in display revenue driven by improved pricing, partially offset by lower desktop impressions.

Brand Group Adjusted OIBDA grew 3% year-over-year, benefiting from general cost savings initiatives, and savings associated with the disposal and shuttering of certain brands, including Patch, partially offset by increased TAC associated with search marketing-related efforts.

Membership Group

Membership Group revenue declines primarily reflect a 5% year-over-year decline in subscription revenue. Subscription, search and display revenue declines within the segment reflect 11% fewer domestic AOL subscribers on historically low monthly average churn of 1.3%. Subscription revenue declines were partially offset by 6% growth in ARPU year-over-year, reflecting price increases associated with adding increased features, services and value to our subscribers’ packages.

Membership Group Adjusted OIBDA declined 3% year-over-year, primarily reflecting revenue declines discussed above, partially offset by a decline in operating expenses.

AOL Platforms

AOL Platforms revenue grew 20% year-over-year, driven by growth in Third Party Properties and AOL Properties revenue across our programmatic platforms. AOL Platforms revenue also benefited from increased revenue from platform and service fees.

AOL Platforms Adjusted OIBDA improved significantly year-over-year, reflecting strong growth in revenue in the segment, partially offset by increased TAC and investments in our programmatic platforms and premium formats. Third Party Properties TAC as a percent of Third Party Properties revenue was flat year-over-year.

Tax

AOL had Q4 2014 pre-tax income of $77 million and income tax expense of $18 million, resulting in an effective tax rate of 23%. The effective tax rate for the quarter was lower than the statutory U.S. federal income tax rate of 35% primarily due to the favorable impact of additional research and development tax credits recorded resulting from The Tax Increase Prevention Act of 2014. Also during the quarter, AOL recorded additional income tax credits related to prior years. The favorable impact of these additional income tax credits was partially offset by the tax impact of foreign losses that did not produce a tax benefit. The effective tax rate for Q4 2013 of 50% differed from the statutory U.S. federal income tax rate of 35% primarily due to the impact of foreign losses that did not produce a tax benefit.

Cash Flow

Q4 cash provided by operating activities was $123 million and Free Cash Flow was $86 million, an increase of 36% and 42% year-over-year, respectively. Year-over-year comparisons were impacted by the receipt of a significant cash prepayment from a large partner in Q4 2014 related to 2015.

OPERATING METRICS

	Q4 2014	Q4 2013	Y/Y Change	Q3 2014	Q/Q Change
Subscriber Information
Domestic AOL subscribers (in thousands) (1)	2,217	2,501	-11%	2,274	-3%
ARPU (1)	$21.18	$20.01	6%	$21.35	-1%
Domestic AOL subscriber monthly average churn (2)	1.3%	1.3%	0%	1.4%	-7%

Unique Visitors (in millions) (3)
Domestic average monthly AOL multi-platform unique visitors	197	171	15%	179	10%
Domestic average monthly desktop unique visitors to AOL Properties	107	120	-11%	108	-1%

(1)

Domestic AOL subscribers include subscribers participating in introductory free-trial periods and subscribers that are paying no monthly fees or reduced monthly fees through member service and retention programs. Individuals who are only registered for our free offerings, including subscribers who have migrated from paid subscription plans, are not included in the AOL subscriber numbers presented above. Additionally, only those individuals whose subscription includes AOL-brand dial-up access service are included in the AOL subscriber numbers above. ARPU is calculated as domestic average monthly subscription revenue per AOL subscriber.

(2)

Churn represents the percentage of AOL subscribers that are either terminated or cancel our services, factoring in new and reactivated subscribers. Monthly average churn is calculated as the monthly average number of terminations plus cancellations divided by the initial AOL subscriber base plus any new registrations and reactivations for the applicable period.

(3)	See “Unique Visitor Metrics” on page 9 of this press release.

FINANCIAL STATEMENTS

AOL Inc.

Consolidated Statements of Operations

(In millions, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Revenues:
Advertising and other	$562.2	$522.3	$1,920.7	$1,669.8
Subscription	148.1	156.7	606.5	650.1

Total revenues	710.3	679.0	2,527.2	2,319.9
Costs of revenues	526.2	494.6	1,920.5	1,706.2
General and administrative	82.1	84.4	318.4	322.0
Amortization of intangible assets	17.0	15.4	65.6	45.1
Restructuring costs	6.3	13.2	22.0	41.3
Goodwill impairment charge	—	—	—	17.5
(Gain) loss on disposal of assets, net	(0.6)	(0.4)	(4.8)	(2.5)

Operating income	79.3	71.8	205.5	190.3
Interest and other income (expense), net	(2.5)	(1.0)	(9.5)	(6.6)

Income before income taxes	76.8	70.8	196.0	183.7
Income tax provision	18.0	35.3	73.2	93.1

Net income	$58.8	$35.5	$122.8	$90.6
Net (income) loss attributable to noncontrolling interests	0.8	0.5	2.8	1.8

Net income attributable to AOL Inc.	$59.6	$36.0	$125.6	$92.4

Per share information attributable to AOL Inc. common stockholders:

Basic net income per common share	$0.76	$0.46	$1.59	$1.19

Diluted net income per common share	$0.73	$0.43	$1.51	$1.13

Shares used in computing basic income per common share	78.0	78.9	78.9	77.6

Shares used in computing diluted income per common share	82.2	83.5	83.0	82.0

Depreciation expense by function:
Costs of revenues	$31.4	$28.9	$123.6	$119.0
General and administrative	2.7	2.6	11.1	9.9

Total depreciation expense	$34.1	$31.5	$134.7	$128.9

Equity-based compensation by function:
Costs of revenues	$13.7	$10.4	$48.5	$29.2
General and administrative	5.6	5.2	22.2	17.8

Total equity-based compensation	$19.3	$15.6	$70.7	$47.0

Retention compensation expense related to acquired companies by function: (1)
Costs of revenues	$3.9	$1.0	$10.9	$4.6
General and administrative	0.5	0.1	1.6	0.4

Total retention compensation expense related to acquired companies	$4.4	$1.1	$12.5	$5.0

Traffic Acquisition Costs (included in costs of revenues)	$215.0	$171.5	$703.2	$479.4

Third Party Properties Traffic Acquisition Costs	$169.1	$144.9	$555.8	$393.8

(1)

These amounts relate to incentive cash compensation arrangements with employees of acquired companies made at the time of acquisition. Incentive compensation amounts are recorded as retention compensation expense over the future service period of the employees of the acquired companies.

AOL Inc.

Consolidated Balance Sheets

(In millions, except per share amounts)

	December 31,
	2014	2013
	(unaudited)
Assets
Current assets:
Cash and equivalents	$488.7	$207.3
Accounts receivable, net of allowances of $9.5 and $8.3, respectively	554.8	491.0
Prepaid expenses and other current assets	40.2	34.1
Deferred income taxes, net	18.1	30.7

Total current assets	1,101.8	763.1
Property and equipment, net	463.9	467.9
Goodwill	1,524.4	1,361.7
Intangible assets, net	224.0	208.4
Long-term deferred income taxes, net	47.6	110.6
Other long-term assets	94.9	71.7

Total assets	$3,456.6	$2,983.4

Liabilities, Redeemable Noncontrolling Interest and Equity
Current liabilities:
Accounts payable	$84.2	$101.0
Accrued compensation and benefits	120.4	127.0
Accrued expenses and other current liabilities	197.3	197.3
Deferred revenue	107.5	67.2
Current portion of obligations under capital leases	54.0	55.5

Total current liabilities	563.4	548.0
Convertible senior notes	306.5	–
Long-term portion of obligations under capital leases	91.1	56.2
Long-term deferred income taxes	2.8	4.4
Other long-term liabilities	95.6	97.6

Total liabilities	1,059.4	706.2

Redeemable noncontrolling interest	8.0	9.7

Equity:
Common stock, $0.01 par value, 115.3 million shares issued and 77.9 million shares outstanding as of December 31, 2014 and 114.1 million shares issued and 79.2 million shares outstanding as of December 31, 2013	1.2	1.1
Additional paid-in capital	3,699.5	3,592.7
Accumulated other comprehensive income (loss), net	(304.1)	(290.4)
Retained earnings (accumulated deficit)	32.2	(93.6)
Treasury stock, at cost, 37.4 million shares as of December 31, 2014 and 34.9 million shares as of December 31, 2013	(1,041.5)	(942.9)

Total stockholders’ equity	2,387.3	2,266.9
Noncontrolling interest	1.9	0.6

Total equity	2,389.2	2,267.5

Total liabilities, redeemable noncontrolling interest and equity	$3,456.6	$2,983.4

AOL Inc.

Consolidated Statements of Cash Flows

(In millions)

	Years Ended December 31,
	2014	2013
	(unaudited)
Operating Activities

Net income	$122.8	$90.6
Adjustments for non-cash and non-operating items:
Depreciation and amortization	200.3	174.0
Asset impairments and write-offs	13.6	30.6
(Gain) loss on disposal of assets, net	(3.8)	(1.5)
Amortization of debt discount and issuance costs	6.2	0.3
Equity-based compensation	70.7	47.0
Deferred income taxes	62.2	51.5
Other non-cash adjustments	0.6	4.4
Changes in operating assets and liabilities, net of acquisitions
Receivables	(65.2)	(104.5)
Accrued expenses	(20.3)	21.7
Deferred revenue	42.9	7.9
Other balance sheet changes	(20.3)	(3.1)

Cash provided by operating activities	409.7	318.9

Investing Activities

Investments and acquisitions, net of cash acquired	(248.2)	(337.9)
Proceeds from disposal of assets, net	38.7	1.5
Capital expenditures and product development costs	(73.9)	(65.7)

Cash used by investing activities	(283.4)	(402.1)

Financing Activities

Borrowings under the credit facility agreement	105.0	—
Repayments under the credit facility agreement	(105.0)	—
Repurchases of common stock	(98.6)	(134.8)
Proceeds from issuance of convertible notes	379.5	—
Payments of issuance costs	(10.9)	(3.1)
Payments for note hedges	(70.1)	—
Proceeds from issuance of warrants	33.5	—
Principal payments on capital leases	(71.8)	(61.1)
Tax withholdings related to net share settlements of restricted stock units	(26.4)	(16.5)
Proceeds from exercise of stock options	15.5	35.3
Cash dividends paid and dividend equivalent payments on restricted stock units	(3.5)	(4.4)
Other financing activities	12.1	9.2

Cash provided (used) by financing activities	159.3	(175.4)

Effect of exchange rate changes on cash and equivalents	(4.2)	(0.7)

Increase (decrease) in cash and equivalents	281.4	(259.3)
Cash and equivalents at beginning of period	207.3	466.6

Cash and equivalents at end of period	$488.7	$207.3

SUPPLEMENTAL INFORMATION – UNAUDITED

AOL Inc.

Reconciliation of Adjusted Diluted EPS to Net Income Attributable to AOL Inc.

($ in millions, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Net income attributable to AOL Inc.	$59.6	$36.0	$125.6	$92.4

Add (less) items impacting comparability of net income:
Restructuring costs	6.3	13.2	22.0	41.3
Equity-based compensation	19.3	15.6	70.7	47.0
Asset impairments and write-offs	1.3	0.2	13.6	30.6
(Gain) loss on disposal of assets, net	(0.6)	(0.4)	(4.8)	(2.5)
Income tax impact of items above (1)	(10.1)	(11.3)	(41.3)	(38.1)

Adjusted net income attributable to AOL Inc.	$75.8	$53.3	$185.8	$170.7

Shares used in computing diluted EPS	82.2	83.5	83.0	82.0

Adjusted Diluted EPS	$0.92	$0.64	$2.24	$2.08

Marginal tax rate (2)	38.4%	39.4%	38.4%	39.4%

(1)	Income tax impact of restructuring charges, equity-based compensation and asset impairments and write-offs are calculated by applying the marginal tax rate to deductible items. The income tax impact of (gain) loss on disposal of assets is calculated by using the actual tax expense for the transactions. The goodwill impairment charge of $17.5 million recorded in 2013 is not deductible for income tax purposes.
(2)	For the three months and year ended December 31, 2014, the marginal tax rate used was AOL’s 2014 marginal annual effective tax rate as of December 31, 2014. For the three months and year ended December 31, 2013, the marginal tax rate used was AOL’s 2013 marginal annual effective tax rate as of December 31, 2013.

AOL Inc.

Reconciliation of Adjusted OIBDA to Operating Income and Free Cash Flow to Cash Provided by Operating Activities

(In millions)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Operating income	$79.3	$71.8	$205.5	$190.3

Add: Depreciation	34.1	31.5	134.7	128.9

Add: Amortization of intangible assets	17.0	15.4	65.6	45.1

Add: Restructuring costs	6.3	13.2	22.0	41.3

Add: Equity-based compensation	19.3	15.6	70.7	47.0

Add: Asset impairments and write-offs	1.3	0.2	13.6	30.6

Add: Losses/(gains) on disposal of assets, net	(0.6)	(0.4)	(4.8)	(2.5)

Adjusted OIBDA	$156.7	$147.3	$507.3	$480.7

Cash provided by operating activities	$122.5	$90.0	$409.7	$318.9

Less: Capital expenditures and product development costs	18.2	13.0	73.9	65.7

Less: Principal payments on capital leases	18.5	16.6	71.8	61.1

Free Cash Flow	$85.8	$60.4	$264.0	$192.1

Non-GAAP Financial Measures

This press release and its attachments include the financial measures Adjusted OIBDA, Adjusted Diluted EPS and Free Cash Flow, all of which are defined as non-GAAP financial measures by the Securities and Exchange Commission (SEC). These measures may be different than similarly-titled non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). Explanations of our non-GAAP financial measures are as follows:

Adjusted OIBDA. We define Adjusted OIBDA as operating income before depreciation and amortization excluding the impact of restructuring costs, non-cash equity-based compensation, gains and losses on all disposals of assets, non-cash asset impairments and write-offs and special items. We consider Adjusted OIBDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of non-cash items such as depreciation of tangible assets, amortization of intangible assets that were primarily recognized in business combinations, asset impairments and write-offs, as well as the effect of restructurings, gains and losses on asset sales and special items, which we do not believe are indicative of our core operating performance. We exclude the impacts of equity-based compensation to allow us to be more closely aligned with the industry and analyst community. A limitation of this measure, however, is that it does not reflect the periodic costs of capitalized tangible and intangible assets used in generating revenues in our business or the current or future expected cash expenditures for restructuring costs. The Adjusted OIBDA measure also does not include equity-based compensation, which is and will remain a key element of our overall long-term compensation package. Moreover, the Adjusted OIBDA measures do not reflect gains and losses on asset sales, impairment charges and write-offs related to goodwill, intangible assets and fixed assets or special items which impact our operating performance. We evaluate the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets, investment spending levels and return on capital.

Adjusted Diluted EPS. We define Adjusted Diluted EPS as diluted net income per common share excluding the net-of-tax impact of restructuring costs, non-cash equity-based compensation, gains and losses on all disposals of assets, non-cash asset impairments and write-offs and special items. We consider Adjusted Diluted EPS to be useful to management and investors as a profitability measure to allow comparison of our results to historical periods and forecasting of our results for future periods. A limitation of Adjusted Diluted EPS is that it does not include all items that impact our net income and diluted net income per common share for the period. We compensate for this limitation by also relying on diluted net income per common share as a comparable GAAP financial measure.

Free Cash Flow. We define Free Cash Flow as cash provided by operating activities, less capital expenditures, product development costs and principal payments on capital leases. We consider Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after capital expenditures, capitalized product development costs and principal payments on capital leases, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of Free Cash Flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation on the use of this metric is that Free Cash Flow does not represent the total increase or decrease in cash for the period because it excludes certain non-operating cash flows.

Unique Visitor Metrics

We utilize unique visitor numbers to evaluate our performance, as unique visitor numbers provide an indication of our consumer reach. Although our consumer reach does not correlate directly to advertising revenue, we believe that our ability to broadly reach diverse demographic and geographic audiences is attractive to brand advertisers seeking to promote their brands to a variety of consumers without having to partner with multiple content providers. AOL multi-platform unique visitor metrics represent a measure of AOL’s unduplicated audience across multiple digital platforms (desktop computers, smartphones and tablets). AOL multi-platform unique visitors represent the estimated number of individuals who visited any content of a website or application owned by AOL or for which the traffic has been assigned to AOL by the owner during the applicable measurement period. Additionally, AOL multi-platform unique visitor metrics also include visitors to AOL’s syndicated video content distributed on third party sites. Desktop unique visitors to AOL Properties represent the estimated number of individuals who visited any content of a website or application owned by AOL or for which the traffic has been assigned to AOL by the owner during the applicable measurement period via a desktop computer. The source for our unique visitor information is a third party (comScore Media Metrix).

Cautionary Statement Concerning Forward-Looking Statements

This press release and our conference call at 8:00 a.m. Eastern Time today may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding business strategies, market potential, future financial and operational performance and other matters. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “will,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Except as required by law, we are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the “Risk Factors” sections contained in our Annual Report on Form 10-K for the year ended December 31, 2013 (the “Annual Report”) and our Quarterly Report on Form 10-Q for the three months ended September 30, 2014 (“Quarterly Report”), filed with the Securities and Exchange Commission. In addition, we operate a web services company in a highly competitive, rapidly changing and consumer- and technology-driven industry. This industry is affected by government regulation, economic, strategic, political and social conditions, consumer response to new and existing products and services, technological developments and, particularly in view of new technologies, the continued ability to protect intellectual property rights. Our actual results could differ materially from management’s expectations because of changes in such factors. Achieving our business and financial objectives, including improved financial results and maintenance of a strong balance sheet and liquidity position, could be adversely affected by the factors discussed or referenced under the “Risk Factors” sections contained in the Annual Report and Quarterly Report as well as, among other things: 1) changes in our plans, strategies and intentions; 2) stock price volatility; 3) future borrowing and restrictive covenants under the revolving credit facility; 4) the impact of the convertible senior notes and the related hedge and warrant transactions; 5) the impact of significant acquisitions, dispositions and other similar transactions; 6) our ability to attract and retain key employees; 7) any negative unintended consequences of cost reductions, restructuring actions or similar efforts, including with respect to any associated savings, charges or other amounts; 8) adoption of new products and services; 9) our ability to attract and retain unique visitors to our properties; 10) asset impairments; and 11) the impact of “cyber-attacks.”

About AOL

AOL (NYSE: AOL) is a media technology company with a mission to simplify the internet for consumers and creators by unleashing the world’s best builders of culture and code. As the 4th largest online property in the U.S., with approximately 200 million monthly consumers of its premium brands, AOL is at the center of disruption of how content is being produced, distributed, consumed and monetized by connecting publishers with advertisers on its global, programmatic content and advertising platforms. AOL’s opportunity lies in shaping the future of the digitally connected world for decades to come.

From time to time, we post information about AOL on our investor relations website (http://ir.aol.com) and our official corporate blog (http://blog.aol.com). Follow us on Twitter @AOL_Inc.

AOL Investor Relations and Corporate Communications

Eoin Ryan

212-206-5025

Eoin.Ryan@teamaol.com

Webcast and Conference Call Information

AOL will host a conference call to discuss fourth quarter 2014 financial results on Wednesday, February 11, 2015, at 8:00 am ET. To access the call, parties in the United States and Canada should call toll-free (877) 546-5021 and other international parties should call (857) 244-7553. Participants should reference ‘AOL Call’ when dialing into the live call. A live webcast of the call, together with supplemental financial information, can be accessed through the Company’s Investor Relations website at http://ir.aol.com. In addition, an archive of the webcast can be accessed through the link above for one year following the call, and an audio replay of the call will be available for one week following the conference call by calling (888) 286.8010 and other international parties should call (617) 801.6888. The access code for the replay is 48626074.

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